Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
South Plains Financial, Inc.
Lubbock, Texas

We consent to the inclusion in South Plains Financial, Inc.’s Registration Statement (No. 333-XXX) on Form S-4 (the Registration Statement) of our report dated March 25, 2020, on our audits of the consolidated financial statements of South Plains Financial, Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, incorporated by reference in the Prospectus and Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas
November 12, 2020